EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For additional information, contact at 214-981-5000:
Leldon E. Echols, Executive Vice President & Chief Financial Officer
Matthew G. Moyer, Vice President — Investor Relations

CENTEX STOCKHOLDERS APPROVE INCREASE IN AUTHORIZED SHARES
Vote paves way for company’s previously announced 2-for-1 stock split

DALLAS — Feb. 25, 2004: Centex Corporation (NYSE: CTX) announced at a special stockholders’ meeting held today that its stockholders have approved a proposal to amend the company’s charter to increase Centex’s authorized common stock from 100 million shares to 300 million shares.

     The approval of this proposal paves the way for the company to effect a two-for-one stock split in the form of a 100 percent stock dividend on March 12, 2004 for stockholders of record as of February 29, 2004.

     Centex’s stockholders also approved proposals to merge 3333 Holding Corporation (Holding Corp.) and Centex Development Company, L.P. (CDCLP) with Centex subsidiaries and terminate the tandem trading relationship of Centex’s common stock with Holding Corp.’s and CDCLP’s securities. The mergers will become effective at the close of business on Feb. 29, 2004. For their beneficial interests in Holding Corp. and CDCLP, Centex Corporation stockholders of record on Feb. 29, 2004 will receive an amount equal to $0.02 per share of Centex common stock, payable on March 10, 2004.

     Through its subsidiaries, Dallas, Texas-based Centex is one of the nation’s leading single-family home builders, non-bank-affiliated retail mortgage originators and general building contractors and also has operations in home services and investment real estate.

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Forward- Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance and results of operations include the following: general economic conditions and interest rates; the cyclical and seasonal nature of the Company’s businesses; adverse weather; changes in property taxes and energy costs; changes in federal income tax laws and federal mortgage financing programs; governmental regulation; changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets and businesses; competition; availability of raw materials; and unexpected operations difficulties. Other risks and uncertainties may also affect the outcome of the Company’s actual performance and results of operations.